Exhibit 99.1

Energem Corp. Announces Shareholder Approval of Business Combination with Graphjet Technology Sdn. Bhd.

~ Shareholders of Energem Corp. Approve Business Combination

on February 28, 2024 ~

~ Upon Closing, the Combined Company is Expected to Trade on Nasdaq Under the Ticker “GTI” ~

Kuala Lumpur – February 28, 2024 – Energem Corp. (“Energem”) (Nasdaq: ENCP, ENCPW), a publicly-traded special purpose acquisition company, today announced that its shareholders voted to approve the previously announced business combination with Graphjet Technology Sdn. Bhd., a Malaysian private limited company (“Graphjet”), owner of the world’s first and the only patented technology to recycle palm kernel shells, generated in the production of palm seed oil, to produce single layer graphene and artificial graphite for electric vehicle batteries, medical devices, and home appliance, and all other proposals presented at Energem’s extraordinary general meeting held on February 28, 2024.

Energem shareholders approved the business combination proposal with 80.162% votes in favor of the approximately 85.083% of Energem votes cast at the meeting. Energem plans to file the results of the meeting, as tabulated by an independent inspector of elections, on a Form 8-K with the Securities and Exchange Commission (the “SEC”).

Subject to the satisfaction or waiver of the other customary closing conditions, the business combination is expected to close on or about March 6, 2024. Following the closing, the combined company will operate as GRAPHJET TECHNOLOGY and has applied to list its ordinary shares and warrants on the Nasdaq Global Market® under the new ticker symbols “GTI” and “GTIWW,” respectively.

About Graphjet Technology Sdn. Bhd.

Graphjet Technology Sdn. Bhd. was founded in 2019 in Malaysia as an innovative graphene and graphite producer. Graphjet Technology has the world’s first patent-pending technology to recycle palm kernel shells generated in the production of palm seed oil to produce single layer graphene and artificial graphite. Graphjet’s sustainable production methods utilizing palm kernel shells, a waste agricultural product that is common in Malaysia, will set a new shift in Graphite and Graphene supply chain of the world. Nelson Mullins Riley & Scarborough LLP is acting as legal counsel to Graphjet Technology in the business combination.

About Energem Corp.

Energem is a blank check company formed for the purposes of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more energy and/or sustainable natural resource companies. In November 2021, Energem consummated an initial public offering of 11.5 million units (reflecting the underwriters’ full exercise of their over-allotment option), each unit consists of one Class A ordinary share and one redeemable warrant, each warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share.

ARC Group Limited acted as sole financial advisor, EF Hutton LLC served as Capital Markets Advisor to Energem, and Ogier (Cayman) LLP acted as Cayman Islands counsel.

Rimon P.C. served as U.S. counsel to Energem in its initial public offering and is acting as legal counsel to Energem in the business combination. Ong, Ric & Partners (Malaysia) served as local counsel to Energem.

Important Information and Where to Find It

This press release relates to the Business Combination between Graphjet and Energem. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the transaction described herein, Graphjet and Energem, and/or a successor entity of the transaction has filed or will file relevant materials with the SEC, including an effective Registration Statement on Form S-4, which includes a proxy statement/prospectus of Energem, which will be filed with the SEC promptly following the date of this press release. The definitive proxy statement will be sent to all Energem shareholders. Graphjet and Energem, and/or a successor entity of the transaction will also file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of Energem are urged to read the Registration Statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the Registration Statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Graphjet and Energem, or any successor entity of the transaction through the website maintained by the SEC at www.sec.gov.

The documents filed or that will be filed by Energem with the SEC also may be obtained free of charge upon written request to Energem Corp., Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South, Wilayah Persekutuan, Kuala Lumpur, Malaysia or via email to Energem’s executive director, Doris Wong Sing Ee at doris@energemcorp.com.

The documents filed or that will be filed by Graphjet or any successor entity of the business combination with the SEC may be obtained free of charge upon written request to SEC at www.sec.gov or by directing a request to Graphjet Technology, Unit No. L4-E-8, Enterprise 4, Technology Park Malaysia Bukit Jalil, 57000 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur, Malaysia or via email to Graphjet’s Chief Executive Officer, Aiden Lee Ping Wei at aidenlee@graphjettech.com.

Participants in the Solicitation

Graphjet, Energem and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Energem’ shareholders in connection with the proposed transaction. Additional information regarding the identity of all potential participants in the solicitation of proxies to Energem’s shareholders in connection with the Business Combination and other matters to be voted upon at the Extraordinary General Meeting, and their direct and indirect interests, by security holdings or otherwise, is set forth in Energem’ proxy statement. Investors may obtain such information by reading such proxy statement.

Non-Solicitation

This press release is for informational purposes only and relates to a proposed business combination between Graphjet and Energem and is not intended and does not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer or invitation for the sale or purchase of the securities, assets or the business of Energem or Graphjet, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may include, but are not limited to, statements with respect to (i) trends in the graphite and graphene raw materials industry, including changes in demand and supply related to Graphjet’s products and services; (ii) Graphjet’s growth prospects and Graphjet’s market size; (iii) Graphjet projected financial and operational performance including relative to its competitors; (iv) new product and service offerings Graphjet may introduce in the future; (v) the potential transaction, including the implied enterprise value, the expected post-closing ownership structure and the likelihood and ability of the parties to consummate the potential transaction successfully; (vi) the risk the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of Energem’s securities; (vii) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by the shareholders of Energem; (viii) the effect of the announcement or pendency of the proposed business combination on Energem’s or Graphjet’s business relationships, performance and business generally; (ix) the outcome of any legal proceedings that be instituted against Energem or Graphjet related to the proposed business combination or any agreement related thereto; (x) the ability to maintain the listing of Energem on Nasdaq; (xi) the price of Energem’s securities, including volatility resulting from changes in the competitive and regulated industry in which Graphjet operates, variations in performance across competitors, changes in laws and regulations affecting Graphjet’s business and changes in the combined capital structure; (xii) the ability to implement business pans, forecasts, and other expectations after the completion of the proposed business combination and identify and realize additional opportunities; and (xiii) other statements regarding Energem’s or Graphjet’s expectations, hopes, beliefs, intentions and strategies regarding the future.

In addition, any statements that refer to projections forecasts or other characterizations of future events or circumstances, including any underlying assumptions are forward-looking statements. he words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject, are subject to risks and uncertainties.

You should carefully consider the risks and uncertainties described in the “Risk Factors” section of Energem’s Registration Statement on Form S-1, any proxy statement relating to the transaction filed by Energem with the SEC, other documents filed by Energem from time to time with SEC, and any risk factors made available to you in connection with Energem, Graphjet, and the transaction. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond the control of Graphjet and Energem) and other assumptions, that may cause the actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements, and Graphjet and Energem assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by securities and other applicable laws. Neither Graphjet and Energem gives any assurance that either Graphjet or Energem, respectively, will achieve its expectations.

Contact

Energem Corp.

Level 3, Tower 11, Avenue 5, No. 8

Jalan Kerinchi, Bangsar South Wilayah Persekutuan

Kuala Lumpur, Malaysia

Attn: Mr. Swee Guan Hoo

Chief Executive Officer

Tel: + (60) 3270 47622

Source: Energem Corp.